Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-116692


PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED OCTOBER 12, 2004)

                              COMMSCOPE, INC.

   $250,000,000 Principal Amount of 1.00% Convertible Senior Subordinated Debentures due 2024 and 11,494,250 Shares of Common Stock Issuable upon
                       Conversion of the Debentures

                             -----------------

     This prospectus supplement no. 4 supplements and amends the prospectus dated October 12, 2004, as amended by prospectus supplement no. 1 dated November 5, 2004, prospectus supplement no. 2 dated December 16, 2004 and prospectus supplement no. 3 dated February 14, 2005, relating to the 1.00% Convertible Senior Subordinated Debentures due March 15, 2024 of CommScope, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the debentures and the shares of our common stock into which the debentures are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The table below sets forth additional and updated information concerning beneficial ownership of the debentures and the common stock issuable upon conversion of the debentures and supplements and amends the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus or in any prior prospectus supplement, the information set forth below regarding that selling securityholder supersedes the information in the prospectus and such prospectus supplement. We have prepared this table based on information given to us by the selling securityholder listed below prior to the date hereof.

                                                         PRINCIPAL AMOUNT OF
                                                       DEBENTURES AT MATURITY
                                                     ----------------------------        NUMBER OF SHARES OF COMMON STOCK
                                                     BENEFICIALLY    PERCENTAGE      ----------------------------------------
                                                       OWNED AND         OF                                    OWNED AFTER
                                                        OFFERED      DEBENTURES      BENEFICIALLY     OFFERED       THE
              SELLING SECURITYHOLDERS                    HEREBY     OUTSTANDING        OWNED(1)        HEREBY   OFFERING(2)
--------------------------------------------------   ------------   -----------      ------------    --------- -------------
Fore Convertible Master Fund, Ltd.                       975,000         *              44,827        44,827        -
Fore ERISA Fund, Ltd.                                    251,000         *              11,540        11,540        -
Fore Multi Strategy Master Fund, Ltd.                    294,000         *              13,517        13,517        -
Gaia Offshore Master Fund, Ltd.                        7,125,000       2.9%            327,586       327,586        -
Guggenheim Portfolio Company VIII (Cayman), Ltd.          51,000         *               2,344         2,344        -
Lyxor/Gaia II Fund Ltd.                                2,375,000         *             109,195       109,195        -
Man Mac I Limited                                        429,000         *              19,724        19,724        -

------------
*    Less than 1%.
(1)  Assumes for each $1,000 in principal amount at maturity of debentures a maximum of 45.9770 shares of common stock could be received upon conversion.
(2)  Assumes that all debentures, and common stock issuable upon conversion of the debentures, are sold in the offering.



     The prospectus, together with prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3 and this prospectus supplement no. 4, constitutes the prospectus required to be delivered by
Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

                             -----------------

     INVESTING IN THE DEBENTURES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 15, 2005